Black Nickel Acquisition Corp. III

April 17, 2008

Mr. Mark Nagaitis
Chief Executive Officer
7 Billion People, Inc.
11130 Jollyville Road
Suite 302
Austin, TX 78759

Re: Letter of Intent for Reverse Merger

Dear Mr. Mark Nagaitis:

Further to our recent discussions, this letter of intent summarizes the terms upon which Black Nickel Acquisition Corp. III ("BNAC") intends to combine with 7 Billion People, Inc. ("7BP") either through a merger between 7BP and a wholly owned subsidiary of BNAC, or an exchange of shares of stock of 7BP for shares of common stock, par value $.0001 per share ("Common Stock") of BNAC (the "Merger"). The parties intend to begin preparation of agreements necessary for the Merger ("Definitive Agreements") in accordance with the following terms:

1. *Merger.* At closing of the Merger ("Closing"), an aggregate of 28.5 million shares of Common Stock will be issued to the current shareholders of 7BP, in addition to shares or other securities to be issued in connection with the Financing (as defined below). As a result, a total of 30 million shares of Common Stock will be outstanding upon Closing but prior to the Financing.

2. *Private Placement.* A condition to Closing for BNAC and 7BP will be the completion of a private placement of securities raising gross proceeds of at least $5.5 million on terms reasonably acceptable to BNAC and 7BP (the "Financing"). *[Note: 7BP will repay all outstanding loans on the books of BNAC (not to exceed $40,000.00) on the closing of the financing and reverse merger.]*

3. *Registration.* After the Closing, BNAC, at its cost, will register for resale all currently outstanding shares of BNAC Common Stock ("BNAC Founder Shares"). The terms surrounding registration will mirror the terms of the Registration Rights agreement for the PIPE transaction discussed herein as a condition to closing.

4. *Additional Conditions.* All necessary consents of third parties will be obtained prior to Closing. Definitive Agreements will contain customary representations, warranties and covenants. The board of directors of BNAC and the board of directors and shareholders of 7BP shall have approved the Definitive Agreements. Closing shall be completed no later than June 15th, 2008.

5. *No-Shop.* In consideration of the expense and effort that will be expended by BNAC in due diligence and the negotiation of the Definitive Agreements, neither 7BP nor its affiliates will, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to a transaction of the type set forth herein or any other potential merger, acquisition, sale or financing transaction (other than a financing to take place contemporaneous with the Closing) until the earlier to occur of the Closing or the date on which BNAC and 7BP mutually agree in writing to discontinue negotiations regarding such a transaction on the terms set forth herein.

6. *Definitive Agreements; Consents.* BNAC and 7BP shall negotiate in good faith to arrive at mutually acceptable Definitive Agreements for approval, execution and delivery on the earliest practicable date. The parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals, if any, from third parties or governmental entities, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreements.

7. *Confidentiality.* The parties each covenant and agree that, except as consented to by the parties, neither they nor any of their respective officers, directors, employees, agents or representatives will disclose any confidential information of the other to any third party, except (i) as required by law or regulation (including applicable securities regulations), or (ii) to a party's accountants, lawyers, employees, advisors and representatives in connection with evaluating whether to proceed with negotiating and closing the transactions contemplated herein or (iii) in connection with obtaining consents required by the Definitive Agreements. This section 7 shall survive for a term of one year in the event the transaction is not completed by June 15th, 2008.

8. *Costs.* 7BP's counsel shall draft the required definitive documents for the transaction. Each party shall be responsible for and bear all of their own costs and expenses incurred in connection with the proposed transaction, except that 7BP shall reimburse BNAC for its counsel fees and expenses not to exceed $15,000 (unless it is agreed that Feldman Weinstein Smith will be asked to prepare the PIPE documents, in which case the legal cap reimbursed to BNAC will increase to an amount to be mutually agreed upon), plus disbursements, such reimbursement shall only be made upon a Closing.

9. *No Material Changes in Business.* From and after the date of this letter of intent until the earliest to occur of the termination of this letter of intent, June 15th, 2008 or the date of execution of the Definitive Agreements, 7BP will use commercially reasonable efforts to maintain the business in accordance with its customary practices and otherwise to conduct its business in the ordinary course in the manner in which it has heretofore been conducted and to preserve its business relationships with customers, suppliers and content providers. During such time, 7BP shall notify BNAC of any action outside the ordinary course of business or any commitment involving more than $35,000.

10. *Binding Nature of Letter.* Sections 1-4 of this letter of intent (the "Non-Binding Provisions") reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between the parties. No party to this letter of intent shall have any liability to any other party based upon, arising from, or relating to the Nonbinding Provisions. Sections 5-11 of this letter of intent (the "Binding Provisions") shall constitute the legally binding and enforceable agreement of the parties (in recognition of the significant costs to be borne by the parties in pursuing the transactions set forth herein). The Binding Provisions (along with the rest of this letter of intent) may be terminated (A) by mutual written consent of both parties; or (B) upon written notice by either party to the other if the Definitive Agreements have not been executed by June 15th , 2008, provided, however, that the termination of the Binding Provisions shall not affect the liability for breach of any of the Binding Provisions prior to the termination.

11. *Counterparts, etc.* This letter of intent may be executed in separate counterparts, none of which need contain all the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. The Binding Provisions may only be amended in writing signed by both parties. The Binding Provisions reflect the entire agreement among the parties with respect to the subject matter thereof. This letter of intent may not be assigned. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

If you are in agreement with the foregoing as a basis for negotiating Definitive Agreements between us with respect to the matters set forth herein, please execute the attached and return it to me.

Sincerely,

Black Nickel Acquisition Corp. III

By:____________________

ACCEPTED AND AGREED:
7 Billion People, Inc.

By:____________________
Mark Nagaitis, CEO